As filed with the Securities and Exchange Commission on June 14, 2021.
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Just Eat Takeaway.com N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	[Not Applicable]
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Sophie Versteege
Company Secretary
Just Eat Takeaway.com N.V.
Oosterdoksstraat 80
1011 DK Amsterdam
The Netherlands
+31 (0)20 210 7000
(Address of Principal Executive Offices, Including Zip Code)

Just Eat Takeaway.com N.V. 2015 Long-Term Incentive Plan
Just Eat Takeaway.com N.V. 2013 Omnibus Incentive Plan
Just Eat Takeaway.com N.V. – 2011 Option Plan
Just Eat Takeaway.com N.V. 2013 Stock Incentive Plan
Grubhub Inc. December 2019 Restricted Stock Unit Inducement Awards
Just Eat Takeaway.com N.V. Employee Long Term Incentive Plan
Short-Term Incentive Plan pursuant to the Management Board Remuneration Policy
Long-Term Incentive Plan pursuant to the Management Board Remuneration Policy

(Full Title of the Plans)

 Puglisi & Associates
850 Library Avenue
Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alyssa K. Caples, Esq.
G.J. Ligelis Jr., Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Just Eat Takeaway.com N.V. ordinary shares, nominal value €0.04 per share	17,000,000	N/A	$1,337,810,091	$145,955

(1)
The Just Eat Takeaway.com N.V. (“Just Eat Takeaway.com”) ordinary shares, nominal value €0.04 per share (the “Ordinary Shares”) will initially be represented by American depositary shares (“ADSs”), each of which represents one-fifth of one Ordinary Share and may be represented by American depositary receipts (“ADRs”). The ADSs have been or will be registered under a separate registration statement on Form F-6.

(2)
This registration statement (this “Registration Statement”) covers: (i) 3,630,561 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding equity-based awards originally granted under the Grubhub Inc. 2015 Long-Term Incentive Plan (the “Grubhub 2015 Plan”) and assumed by Just Eat Takeaway.com in connection with the Transaction (as defined below) and 100,000 Ordinary Shares represented by ADSs to be issued pursuant to the Grubhub 2015 Plan, (ii) 342,701 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the Grubhub Inc. 2013 Omnibus Incentive Plan (the “Grubhub 2013 Plan”) and assumed by Just Eat Takeaway.com in connection with the Transaction, (iii) 5,758 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the Tapingo Ltd. – 2011 Option Plan (the “Tapingo Plan”) and assumed by Just Eat Takeaway.com in connection with the Transaction, (iv) 54,817 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the SCVNGR, Inc. 2013 Stock Incentive Plan (the “LevelUp Plan”) and assumed by Just Eat Takeaway.com in connection with the Transaction, (v) 71,236 Ordinary Shares represented by ADSs to be issued pursuant to the settlement of outstanding restricted stock units granted pursuant to the Grubhub Inc. December 2019 Restricted Stock Unit Inducement Awards (the “Inducement Awards”) and assumed by Just Eat Takeaway.com in connection with the Transaction, (vi) 10,794,927 Ordinary Shares represented by ADSs to be issued pursuant to the Just Eat Takeaway.com N.V. Employee Long Term Incentive Plan (the “JET Employee Long Term Incentive Plan”), (vii) 1,000,000 Ordinary Shares represented by ADSs to be issued pursuant to the Short-Term Incentive Plan (the “STI”) under the Management Board Remuneration Policy and (viii) 1,000,000 Ordinary Shares represented by ADSs to be issued pursuant to the Long-Term Incentive (the “LTIP” and, together with the Grubhub 2015 Plan, the Grubhub 2013 Plan, the Tapingo Plan, the LevelUp Plan and the Inducement Awards, each as assumed by Just Eat Takeaway.com, and the JET Employee Long Term Incentive Plan and the STI, the “Plans”).  In addition, the amount being registered also includes an indeterminate number of additional Ordinary Shares that may be issued upon any stock split, stock dividend or other similar transaction in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee. With respect to 4,105,073 Ordinary Shares to be issued pursuant to the exercise of outstanding stock options under the Plans, the maximum offering price per share is based on the weighted average exercise price of such Ordinary Shares. With respect to all other Ordinary Shares covered by this Registration Statement, the maximum offering price per share is based on the average of the high and low prices reported for an Ordinary Share on the Euronext Amsterdam on 7 June 2021 (€74.03), converted from Euro to U.S. Dollars at the Euro – U.S. Dollar exchange rate quoted by the Bloomberg Composite Rate on 7 June 2021 at the time of the London Stock Exchange market close (€1=U.S.$1.2196).

(4)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price by .0001091.

EXPLANATORY NOTE

Just Eat Takeaway.com, a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, is filing this Registration Statement on Form S-8 to register (i) 3,630,561 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding equity-based awards originally granted under the Grubhub 2015 Plan and assumed by Just Eat Takeaway.com in connection with the Transaction and 100,000 Ordinary Shares represented by ADSs to be issued pursuant to the Grubhub 2015 Plan, (ii) 342,701 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the Grubhub 2013 Plan and assumed by Just Eat Takeaway.com in connection with the Transaction, (iii) 5,758 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the Tapingo Plan and assumed by Just Eat Takeaway.com in connection with the Transaction, (iv) 54,817 Ordinary Shares represented by ADSs to be issued pursuant to the exercise or settlement of outstanding stock options originally granted under the LevelUp Plan and assumed by Just Eat Takeaway.com in connection with the Transaction, (v) 71,236 Ordinary Shares represented by ADSs to be issued pursuant to the settlement of outstanding Inducement Awards that were assumed by Just Eat Takeaway.com in connection with the Transaction, (vi) 10,794,927 Ordinary Shares represented by ADSs to be issued pursuant to awards to be granted under the JET Employee Long Term Incentive Plan, (vii) 1,000,000 Ordinary Shares represented by ADSs to be issued pursuant to awards to be granted under the STI and (viii) 1,000,000 Ordinary Shares represented by ADSs to be issued pursuant to awards to be granted under the LTIP. Each ADS currently represents one-fifth of one Ordinary Share and may be evidenced by an ADR. A separate registration statement on Form F-6 has been filed with the Securities and Exchange Commission (the “Commission”) registering the ADSs.

Pursuant to an Agreement and Plan of Merger, dated as of 10 June 2020, as amended as of 4 September 2020 and 12 March 2021 (the “Merger Agreement”), by and among Grubhub Inc. (“Grubhub”), Just Eat Takeaway.com, Checkers Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Just Eat Takeaway.com (“Merger Sub I”), and Checkers Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Just Eat Takeaway.com (“Merger Sub II”), on or around 15 June 2021, Just Eat Takeaway.com will acquire Grubhub in an all-share combination in accordance with the Merger Agreement (the “Transaction”). The Merger Agreement provides that, on the terms and subject to the conditions in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, Merger Sub I will be merged with and into Grubhub (the “initial merger”), with Grubhub continuing as the surviving company in the initial merger (the “initial surviving company”). Immediately thereafter, the initial surviving company will merge with and into Merger Sub II (the “subsequent merger”), with Merger Sub II continuing as the surviving company in the subsequent merger.

In connection with the Transaction and pursuant to the Merger Agreement, each option that represents the right to acquire shares of common stock, with a par value $0.0001 per share (“Grubhub Shares”), of Grubhub (each, a “Grubhub option”) that is outstanding immediately prior to the effective time of the initial merger (the “first effective time”), whether or not then vested or exercisable, will, at the first effective time, be converted into an option to acquire ADSs (each, an “assumed option”). The number of ADSs underlying each assumed option will equal (i) the product of (a) the number of Grubhub Shares subject to such Grubhub option as of immediately prior to the first effective time and (b) 0.6710 (the “exchange ratio”), rounded to the nearest whole number, divided by (ii) 0.20 (the “ADS ratio”). The exercise price per share of each assumed option will be equal to (x) the exercise price per share of the corresponding Grubhub option divided by (y) the exchange ratio divided by the ADS ratio, rounded up to the nearest whole cent. Each assumed option will otherwise be subject to the other terms and conditions that applied to the corresponding Grubhub option immediately prior to the first effective time.

In addition, each restricted stock unit award with respect to Grubhub Shares (each, a “Grubhub RSU”) that is outstanding immediately prior to the first effective time, will, at the first effective time, be converted into a restricted stock unit with respect to a number of ADSs (each, an “assumed RSU” and together with the assumed options, the “assumed awards”) equal to (i) the product of (a) the number of Grubhub Shares subject to such Grubhub RSU immediately prior to the first effective time and (b) the exchange ratio, rounded to the nearest whole number, divided by (ii) the ADS ratio. Each assumed RSU will otherwise be subject to other same terms and conditions that applied to the corresponding Grubhub RSU immediately prior to the first effective time.

The assumed awards will be considered granted under, and subject to the terms and conditions of, the Plan under which the converted Grubhub option or Grubhub RSU, as applicable, was originally granted, in the form of such Plan as assumed by Just Eat Takeaway.com.

In addition, 100,000 Ordinary Shares may be issued pursuant to the Grubhub 2015 Plan, 10,794,927 Ordinary Shares may be issued pursuant to awards to be granted to employees under the JET Employee Long Term Incentive Plan, 1,000,000 Ordinary Shares may be issued pursuant to awards to be granted to U.S. members of the management board pursuant to the STI and 1,000,000 Ordinary Shares may be issued pursuant to awards to be granted to U.S. members of the management board pursuant to the LTIP.

As a result, this Registration Statement is filed by Just Eat Takeaway.com for the purpose of registering 4,105,073 Ordinary Shares represented by ADSs reserved and available for issuance under the Plans with respect to the assumed awards, and 12,894,927 Ordinary Shares represented by ADSs reserved and available for issuance under the Grubhub 2015 Plan, the JET Employee Long Term Incentive Plan, the STI and the LTIP in order to satisfy Just Eat Takeaway.com’s obligations thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to employees of Just Eat Takeaway.com and employees of subsidiaries of Just Eat Takeaway.com participating in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus), any other document required to be delivered to employees pursuant to Rule 428(b) or additional information about any of the plans covered by this Registration Statement is available without charge by contacting:

Just Eat Takeaway.com N.V.
Company Secretariat
Oosterdoksstraat 80
1011 DK Amsterdam
The Netherlands
+31 (0)20 210 7000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The reports or documents listed below have been filed with the Commission by Just Eat Takeaway.com and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed:

(1)
Just Eat Takeaway.com’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 12, 2021 (the “Prospectus”) in connection with Just Eat Takeaway.com’s Registration Statement on Form F-4 (Registration No. 333-255540); and

(2)
The description of the Ordinary Shares contained in the Prospectus under the heading “Description of Just Eat Takeaway.com Shares” and all other amendments and reports filed for the purpose of updating such description.

All reports and other documents filed by Just Eat Takeaway.com pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; provided that reports on Form 6-K that Just Eat Takeaway.com furnishes to the Commission shall only be deemed to be incorporated by reference in this Registration Statement to the extent expressly stated therein.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of the articles of association of Just Eat Takeaway.com (the “Articles”), contract, arrangement or statute under which any director or officer of Just Eat Takeaway.com is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Just Eat Takeaway.com is a Dutch public limited liability company and under Dutch law indemnification provisions may be included in the Articles. Accordingly, the Articles provide that, unless Dutch law provides otherwise, Just Eat Takeaway.com will reimburse the current and former Just Eat Takeaway.com Managing Directors and Just Eat Takeaway.com Supervisory Directors for (a) the reasonable costs of conducting a defense against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the request of Just Eat Takeaway.com; (b) any damages or fines payable by them as a result of an act or failure to act as referred to above under (a); and (c) the reasonable costs of appearing in other legal proceedings or investigations in which they are involved as current or former Just Eat Takeaway.com Managing Directors or Just Eat Takeaway.com Supervisory Directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf. However, these persons will not be entitled to reimbursement if and to the extent that (i) a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterized as willful (opzettelijk) or grossly negligent (grove schuld) misconduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or (ii) the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss. Just Eat Takeaway.com may enter into indemnification agreements with the Just Eat Takeaway.com Managing Directors and Just Eat Takeaway.com Supervisory Directors and officers to provide. Just Eat Takeaway.com has purchased directors’ and officers’ liability insurance for the Just Eat Takeaway.com Managing Directors and Just Eat Takeaway.com Supervisory Directors and certain other officers, substantially in line with that purchased by similarly situated companies conducting business in the same sector.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1
Unofficial Translation Articles of Association of Just Eat Takeaway.com N.V. (incorporated herein by reference to Exhibit 3.1 to the registration statement on Form F-4, Reg. No. 333-255540, filed with the Securities and Exchange Commission on April 27, 2021).

4.1
Deposit Agreement between Just Eat Takeaway.com N.V., Deutsche Bank Trust Company Americas, as depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a) to the registration statement on Form F-6, Reg. No. 333-255550, filed with the Securities and Exchange Commission on April 27, 2021).

4.2
Amendment No. 1 to the Deposit Agreement between Just Eat Takeaway.com N.V., Deutsche Bank Trust Company Americas, as depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit (a)(ii) to the post-effective amendment no. 2 to registration statement on Form F-6, Reg. No. 333-255550, filed with the Securities and Exchange Commission on June 4, 2021).

4.3
Grubhub Inc. 2013 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.15 to Grubhub Inc.’s Registration Statement on Form S-1, as amended, Reg. No. 333-194219, filed with the Securities and Exchange Commission on February 18, 2014).

4.4
Grubhub Inc. 2015 Long-Term Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.2 of Grubhub Inc.’s Form 8-K, File No. 001-36389, filed with the Securities and Exchange Commission on May 19, 2020).

4.5
SCVNGR, Inc. 2013 Stock Incentive Plan (incorporated herein by reference to Exhibit 99.1 to Grubhub Inc.’s Registration Statement on Form S-8, Reg. No. 333-227330, filed with the Securities and Exchange Commission on September 14, 2018).

4.6
Tapingo Ltd. – 2011 Option Plan (incorporated herein by reference to Exhibit 99.1 to Grubhub Inc.’s Registration Statement on Form S-8, Reg. No. 333-228261, filed with the Securities and Exchange Commission on November 7, 2018).

4.7
Appendix A – Israel to the GrubHub Inc. 2015 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.32 of Grubhub’s Form 10-K, File No. 001-363389, filed with the Securities and Exchange Commission on February 28, 2019).

4.8
Form of Grubhub Inc. December 2019 Restricted Stock Unit Inducement Award Agreement (incorporated herein by reference to Exhibit 99.1 to Grubhub Inc.’s Registration Statement on Form S-8, Reg. No. 333-235400, filed with the Securities and Exchange Commission on December 6, 2019).

5.1	Opinion of De Brauw Blackstone Westbroek N.V.

23.1	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1).

23.2	Consent of Deloitte Accountants B.V., independent registered public accounting firm of Just Eat Takeaway.com N.V.

23.3	Consent of Deloitte LLP, independent auditor of Just Eat Limited (formerly Just Eat plc).

23.4	Consent of Crowe LLP, independent registered public accounting firm of Grubhub Inc.

24.1	Power of Attorney (contained on signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, the Netherlands on 14 June 2021.

JUST EAT TAKEAWAY.COM N.V.

By:	/s/ Brent Wissink
Name: Brent Wissink
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears above and below hereby constitutes and appoints Tom Pereira and Sophie Versteege, and each of them acting without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, with full power and authority to act in any and all capacities in connection with a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the share capital of Just Eat Takeaway.com N.V., including, without limiting the generality of the foregoing, to execute the Registration Statement on his or her behalf as a director or officer of, or on behalf of, Just Eat Takeaway.com N.V., and any or all amendments or supplements thereto, including any or all pre- and post-effective amendments, whether on Form S-8 or otherwise, and any new registration statement related thereto, filed under Rule 462(a) of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done or incidental to the performance and execution of the powers herein expressly granted and that may be required to enable Just Eat Takeaway.com N.V. to comply with the Securities Act or the Securities Exchange Act of 1934, as amended, and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on 14 June 2021.

Name	Title

/s/ Jitse Groen	Managing Director (Chief Executive Officer)
Name: Jitse Groen

/s/ Brent Wissink	Managing Director (Chief Financial Officer)
Name: Brent Wissink

/s/ Jörg Gerbig	Managing Director (Chief Operating Officer)
Name: Jörg Gerbig

/s/ Adriaan Nühn	Supervisory Director (Chairman of the Supervisory Board)
Name: Adriaan Nühn

/s/ Corinne Vigreux	Supervisory Director (Vice-Chairman of the Supervisory Board)
Name: Corinne Vigreux

/s/ Gwyn Burr	Supervisory Director
Name: Gwyn Burr
/s/ Jambu Palaniappan	Supervisory Director
Name: Jambu Palaniappan

/s/ Ron Teerlink	Supervisory Director
Name: Ron Teerlink

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Just Eat Takeaway.com N.V. in the United States, on 14 June 2021.

Puglisi & Associates

	/s/ Donald Puglisi		Authorized Representative in the United States
By:	Name:	Donald Puglisi
	Title:	Managing Director